COUNTRYWIDE CREDIT INDUSTRIES, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(1998 AMENDMENT AND RESTATEMENT)

                                 FIRST AMENDMENT


         The  Countrywide  Credit  Industries,   Inc.   Supplemental   Executive
Retirement Plan (1998 amendment and restatement) shall be further amended as follows, effective January 1, 1999.
1. Section 1.3(i) shall be amended in its entirety to read as follows:

       The Applicable Percentage (as defined in Section 1.3(v) hereof) of the average of the Participant's five highest years of Salary (or such shorter period that the Participant is employed by an Employer), determined by averaging the Participant's five highest calendar years of Salary during the ten calendar year period ending with the calendar year in which the Participant terminates his or her service with all Employers (or such shorter period that the Participant is employed by an Employer); provided that for purposes of this determination, a Participant shall be deemed to have terminated employment on the date he or she attains Rule of 105 Status (as defined in Section 3.1(a)) so that the Participant's service and salary following the attainment of such status shall not be taken into account; less
2.  Section 1.3 shall be amended by the addition of the following new
     Section 1.3(v) to read as follows:
         (v) For purposes of this Section 1.3, the Applicable Percentage shall be 70%, or, in the case of a Participant entering the Plan after December 31, 1997, 20% plus an additional 2.67% upon the Participant's completion of each of his sixth, seventh, eighth, ninth and tenth Years of Plan Participation, so that for a Participant entering the Plan after December 31, 1997, the maximum Applicable Percentage shall be 33 1/3% attainable upon the completion of ten Years of Plan Participation. Notwithstanding the foregoing, the Committee may in its discretion award to any Participant with at least ten Years of Plan Participation a maximum Applicable Percentage of up to 60%.
3. Section 2.4 shall be amended in its entirety to read as follows:

       2.4  Vesting.
a) For All Participants. A Participant shall vest 100% in his or her benefits under this Plan upon the earliest to occur, with respect to the Participant, while employed by an Employer of (i) the onset of a Disability, (ii) a Change in Control, (iii) his or her death, or (iv) attainment of at least age 55 with at least 5 Years of Plan Participation.
b) Forfeiture. If a Participant has a Termination of Employment prior to becoming 100% vested, as determined above, he or she shall forfeit the non-vested portion of his or her benefit under this Plan and no person shall have any claim or right to such amount. Further, notwithstanding any other provision of the Plan, if a Participant dies after Termination of Employment but before his or her Retirement or Disability, he or she shall forfeit his entire benefit hereunder.

4.       Section 3.1 shall be amended in its entirety to read as follows:
         3.1  Normal Benefit.
a) Eligibility. Except as provided in Section 3.2 below, upon a Participant's Retirement, Disability or attainment of Rule of 105 Status (as hereafter defined) the Participant shall become entitled to receive the Normal Benefit. For purposes of this Plan, a Participant attains Rule of 105 Status when while employed by an Employer the sum of his or her age and years of service equals 105 where years of service for this purpose means the total of full years in which a Participant has been employed by one or more Employers.
b) Form and Amount. The "Normal Benefit" shall be paid in 360 semi-monthly installments to coincide with the Company's normal payroll cycle, with the first payment commencing within 30 days following the Participant's Retirement; onset of the Disability; or, the later of attainment of Rule of 105 Status; or, March 1, 1999. The amount of each payment shall be equal to 1/360th the Benefit Amount as that amount is calculated for the Participant, multiplied by the Participant's vested percentage as determined under Section 2.4 hereof. If a Participant dies after payments have commenced, his or her beneficiary will continue to receive the Normal Benefit for the balance of the 15 year period. Any payment made hereunder shall be limited as follows: If an Employer determines in good faith prior to a Change in Control that there is a reasonable likelihood that any compensation paid to a Participant for a taxable year of the Employer would not be deductible by the Employer solely by reason of the limitation under Code Section 162(m), then to the extent deemed necessary by the Employer to ensure that the entire amount of any distribution to the Participant pursuant to this Plan prior to the Change in Control is deductible, the Employer may defer all or any portion of a distribution under this Plan. Any amounts deferred pursuant to this limitation shall be credited with a reasonable rate of interest. The amounts so deferred and amounts credited thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant's death) at the earliest possible date, as determined by the Employer in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Employer during which the distribution is made will not be limited by Section 162(m), or if earlier, the effective date of a Change in Control. Notwithstanding anything to the contrary in this Plan, this limitation shall not apply to any distributions made after a Change in Control.

5. Section 3.2(a) shall be amended in its entirety to read as follows:
a) Eligibility. If a Participant dies, or a Change in Control occurs, prior to his or her Retirement, Disability, or attainment of Rule of 105 Status, while the Participant is employed by an Employer, the Participant or his or her Beneficiary, as the case may be, shall be paid the Special Benefit in lieu of the Normal Benefit. If a Participant dies prior to his or her Retirement, Disability, or attainment of Rule of 105 Status, and after a Termination of Employment, no benefit whatsoever shall be payable hereunder in respect of the Participant.



                  IN WITNESS WHEREOF, this instrument of amendment is executed this _______ day of ____________________, 1999.


                                          Countrywide Credit Industries, Inc.
                                          A Delaware Corporation
                               By:
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                              Its:
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